FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
APRIL 9, 1998
NO. C7819-98
/s/  Dean Heller
DEAN HELLER, SECRETARY OF STATE



                      ARTICLES OF INCORPORATION
                                  OF
                              AGM, INC.


       FIRST:  The name of the corporation is AGM, Inc.

       SECOND: It's resident agent and registered office in the State of Nevada is as follows: State Agent and Transfer Syndicate, Inc. located at 318 N. Carson Street, Suite 214, Carson City, Nevada
 89701.

       THIRD: This Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Twenty Million (20,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Two Million (2,000,000) shares, par value $0.001.

       The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

       FOURTH: The governing body of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation.

       The names and addresses of the first board of directors which shall consist of one (1) member are as follows:

                       M. Richard Cutler
                       610 Newport Center Drive
                       Suite 800
                       Newport Beach, CA 92660

       FIFTH: The name and address of the incorporator signing the Articles of Incorporation is as follows:

                       M. Richard Cutler
                       610 Newport Center Drive
                       Suite 800
                       Newport Beach, California 92660

       SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 78.037 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

       SEVENTH:       The corporation shall, to the fullest extent
permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

       I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hands this 23rd day of March, 1998.




                                /s/  M. Richard Cutler
                                M. Richard Cutler, Incorporator


STATE OF CALIFORNIA    )
                       )      SS.
COUNTY OF ORANGE       )

        On this 23 day of March, 1998, before me, the undersigned Notary Public, personally appeared M. Richard Cutler, personally known to me (or prove to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

        WITNESS my hand and official seal.


[NOTARY SEAL]                        /s/  Kerry E. Fennell
                                      Notary Public